Exhibit 10.1
EXECUTIVE EMPLOYMENT AND SEVERANCE AGREEMENT
     This Executive Employment and Severance Agreement (“Agreement”) is entered into as of November 8th, 2010 between Antony Mitchell, an individual residing in the State of Florida (the “Executive”) and Imperial Holdings, LLC (the “Company”).
     WHEREAS, the Executive is employed by the Company in a key employee capacity and the Executive’s services are valuable and integral to the conduct of the business of the Company; and
     WHEREAS, the Company intends to convert to a corporation (and following such conversion, the term “Company” when used herein shall refer to such corporation), and thereafter intends to sell its common stock to the public pursuant to an effective registration statement filed under the Securities Act of 1933, as amended (the “IPO”);
     WHEREAS, the Company and the Executive desire to specify the terms and conditions on which the Executive will continue employment on and after the date of the IPO, and under which the Executive will receive severance in the event that the Executive separates from service with the Company;
     WHEREAS, the parties intend that this Agreement shall supersede any and all other agreements, either oral or in writing, between the parties with respect to the employment of the Executive by the Company, and all such agreements shall be void and of no effect as of the effective date of this Agreement;
     NOW, THEREFORE, for good and valuable consideration, the parties agree as follows:
     1. Effective Date; Term. This Agreement shall become effective on the closing date of the Company’s IPO. This Agreement shall remain in effect until December 31, 2013; provided that, each January 1 , beginning January 1, 2012, this Agreement shall automatically renew for successive three-year periods unless (a) either party gives the other notice of non-renewal at least ninety (90) days prior to the beginning of any such three-year renewal period, in which event the Agreement shall terminate at the end of such three-year renewal period, or (b) the Agreement is terminated as provided in Section 4. Termination of this Agreement will not affect the rights or obligations of the parties hereunder arising out of, or relating to, circumstances occurring prior to the expiration of this Agreement, which rights and obligations will survive the termination of this Agreement and the termination of Executive’s employment with the Company. Termination of this Agreement as a result of non-renewal shall not automatically result in the Executive’s termination of employment from the Company; such Executive’s employment on and after the date of such termination of this Agreement shall be considered at-will.
     2. Definitions. For purposes of this Agreement, the following terms shall have the meanings ascribed to them. Additional defined terms are included throughout this Agreement.
     (a) “409A Affiliate” shall mean each entity that is required to be included in the Company’s controlled group of corporations within the meaning of Code

Section 414(b), or that is under common control with the Company within the meaning of Code Section 414(c); provided, however, that the phrase “at least 50 percent” shall be used in place of the phrase “at least 80 percent” each place it appears therein or in the regulations thereunder.
     (b) “Accrued Benefits” shall mean the following amounts, payable as described herein: (i) all base salary for the time period ending with the date of the Executive’s Termination of Employment; (ii) reimbursement for any and all monies advanced in connection with the Executive’s employment for reasonable and necessary expenses incurred by the Executive on behalf of the Company for the time period ending with the date of the Executive’s Termination of Employment; (iii) except in the event of termination for Cause, a pro rata portion (determined by dividing the number of days the Executive is employed during the year through the date of termination by 365) of any annual performance bonus (excluding the Cash Bonus described in Section 3(c)) payable with respect to the year in which the termination occurs, based on actual performance results; (iv) any and all other cash earned and vested through the date of the Executive’s Termination of Employment and deferred at the election of the Executive or pursuant to any deferred compensation plan then in effect; and (v) all other payments and benefits to which the Executive (or in the event of the Executive’s death, the Executive’s surviving spouse or other beneficiary) is entitled on the date of the Executive’s Termination of Employment under the terms of any benefit plan of the Company, excluding severance payments under any Company severance policy, practice or agreement in effect on such date. Payment of Accrued Benefits shall be made promptly in accordance with the Company’s prevailing practice with respect to clauses (i) and (ii) or, with respect to clauses (iii), (iv) and (v), pursuant to the terms of the benefit plan or practice establishing such benefits.
     (c) “Base Salary” shall mean the Executive’s annual base salary from the Company as in effect from time to time.
     (d) “Board” shall mean the board of directors of the Company or a committee of such Board authorized to act on its behalf in certain circumstances, including the Compensation Committee of the Board.
     (e) “Cause” shall mean a good faith finding by the Board that the Executive has done any of the following: (i) committed any willful, intentional, or grossly negligent act having the effect of materially injuring the business of the Company; (ii) convicted of or pled nolo contendere or its equivalent to a felony involving moral turpitude, fraud, theft, or dishonesty; or (iii) misappropriated or embezzled any property of a material nature of the Company (whether or not an act constituting a felony or misdemeanor). For purposes of this subsection (e), no act, or failure to act, on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company (or any act which the Executive omits to do because of the Executive’s reasonable belief that such act would violate law or the Company’s standards of ethical conduct in its corporate policies) shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The termination of employment of the Executive shall not be deemed to be for Cause unless and until (A) within a reasonable period of time prior to the Board meeting at which the Board will determine whether Cause exists, the Executive is provided written notice of such meeting and, unless prohibited by law, a reasonable opportunity to review prior to such meeting all information to be presented to the Board with respect to whether Cause exists, (B) the Executive is afforded the opportunity, together with counsel for the Executive, to be heard before the Board, (C) there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose finding that, in the good faith opinion of the Board, the Executive committed the conduct that constitutes Cause and specifying the particulars thereof in detail, and (D) if the conduct or act alleged to provide grounds for the Executive’s termination for Cause is curable in the discretion of the Board, the Executive has not cured such conduct within thirty (30) days from the date of receiving a copy of the resolution adopted by the Board.
     (f) “Code” shall mean the Internal Revenue Code of 1986, as interpreted by rules and regulations issued pursuant thereto, all as amended and in effect from time to time. Any reference to a specific provision of the Code shall be deemed to include reference to any successor provision thereto.
     (g) “Confidential Information” shall mean ideas, information, knowledge and discoveries, whether or not patentable, that are not generally known in the trade or industry and about which the Executive has knowledge as a result of his or her past, present or future participation in the business of the Company and/or his or her past, present or future employment with or other relationship with the Company , including without limitation: products engineering information; marketing, sales, distribution, pricing and bid process information; product specifications; manufacturing procedures; methods; business plans; strategic plans; marketing plans; internal memoranda; formulae; trade secrets; know-how; research and development programs and data; inventions; improvements; designs; sales methods; customer or prospective customer, supplier, sales representative, distributor and licensee lists; mailing lists; customer usages and requirements; computer programs; employee compensation information; employee performance evaluations and employment-related personnel information; and other confidential technical or business information and data.
     (h) “Competing Organization” shall mean any person (including, without limitation, the Executive as a sole proprietor) or entity engaged in or planning or attempting to become engaged in any business that engages in premium finance of life insurance, life settlements or structured settlements within the United States of America and/or within 100 miles of any offices of the Company or client of the Company, in each case, established at the time of Executive’s termination of employment.
     (i) “Disability” shall mean any medically determinable physical or mental impairment that (i) renders the Executive unable to perform the duties of his position with the Company, and (ii) can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, all as certified by a physician reasonably acceptable to the Company.
     (j) “Company” shall mean Imperial Holdings, LLC, its subsidiaries, its affiliates, its successors, and its parents.
     (k) “General Release” shall mean a release of all claims that the Executive, and anyone who may succeed to any claims of the Executive, has or may have against the Company, its board of directors, any of its subsidiaries or affiliates, or any of their employees, directors, officers, employees, agents, plan sponsors, administrators, successors, fiduciaries, or attorneys, arising out of the Executive’s employment with, and termination of employment from, the Company, but excluding claims for (i) severance payments and benefits due pursuant to Section 5 of this Agreement, (ii) Accrued Benefits, (iii) any and all rights the Executive has to be indemnified and held harmless as an officer of the Company under law, the Company’s charter, bylaws, or other governing instruments or this Agreement, and related rights as an insured under any insurance policies obtained by an Company in connection therewith, and (iv) any and all rights the Executive may have in a capacity other than as an employee, officer or director. The General Release shall be in a form that is reasonably acceptable to the Company or the Board.
     (l) “Good Reason” shall mean the occurrence of any of the following without the consent of the Executive: (i) a material diminution in the Executive’s Base Salary; (ii) a material diminution in the Executive’s authority, duties or responsibilities; (iii) a material diminution in the authority, duties or responsibilities of the supervisor to whom the Executive is required to report, including a requirement that the Executive report to a corporate officer or employee instead of reporting directly to the board of directors of the Company; (iv) a material change in the geographic location at which the Executive is primarily performing services; or (v) a breach by the Company of any material provision of this Agreement. Notwithstanding the foregoing, the Company’s non-renewal of this Agreement pursuant to Section 1(a) shall not constitute Good Reason.
     (m) “Separation from Service” shall mean the Executive’s Termination of Employment, or if the Executive continues to provide services to the Company or its 409A Affiliates following his or her Termination of Employment, such later date as is considered a separation from service from the Company and its 409A Affiliates within the meaning of Code Section 409A. Specifically, if the Executive continues to provide services to the Company or a 409A Affiliate in a capacity other than as an employee, such shift in status is not automatically a Separation from Service.
     (n) “Severance Payment” shall mean an aggregate amount equal to three times (3x) the sum of (i) the Executive’s Base Salary in effect at the time of the Executive’s Termination of Employment (or the Base Salary in effect immediately prior to reduction if such reduction was a Good Reason for the Executive’s termination) and (ii) the average of the annual cash bonuses earned by the Executive with respect to each of the three completed fiscal years of the Company preceding the year in which the Executive’s Termination of Employment occurs (or, in the event the Executive’s Termination of Employment occurs prior to the completion of three fiscal years following the Effective Date, the Executive’s Base Salary in effect at the time of the Executive’s termination of employment).
     (o) “Severance Period” shall mean a twenty-four (24) month period.
     (p) “Termination of Employment” shall be presumed to occur when the Company and the Executive reasonably anticipate that no further services will be performed by the Executive for the Company and its 409A Affiliates or that the level of bona fide services the Executive will perform as an employee of the Company and its 409A Affiliates will permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed by the Executive (whether as an employee or independent contractor) for the Company and its 409A Affiliates over the immediately preceding 36-month period (or such lesser period of services). Whether the Executive has experienced a Termination of Employment shall be determined by the Company in good faith and consistent with Code Section 409A. Notwithstanding the foregoing, if the Executive takes a leave of absence for purposes of military leave, sick leave or other bona fide reason, the Executive will not be deemed to have experienced a Termination of Employment for the first six (6) months of the leave of absence, or if longer, for so long as the Executive’s right to reemployment is provided either by statute or by contract, including this Agreement; provided that if the leave of absence is due to a medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than six (6) months, where such impairment causes the Executive to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, the leave may be extended by the Company for up to twenty-nine (29) months without causing a Termination of Employment.
     3. Employment of the Executive
     (a) Position.
     (i) The Executive shall serve in the position of Chief Executive Officer of the Company in a full-time capacity. In such position, the Executive shall have such duties and authority as is customarily associated with such position and shall have such other titles and duties, consistent with the Executive’s position, as may be assigned from time to time by the Board.
     (ii) The Executive will devote the Executive’s best efforts to the performance of the Executive’s duties hereunder, and other than any engagements existing as of the date of this Agreement is executed by the parties and disclosed in writing to the Company, will not subsequently engage in any other business, profession or occupation for compensation or otherwise which would materially interfere with the rendition of such services, either directly or indirectly, without the prior written consent of the Board; provided that nothing herein shall preclude the Executive, subject to the approval of the Board, from accepting appointment to or continue to serve on any board of directors or trustees of any business, profession, or occupation or any charitable organization; further provided in each case, and in the aggregate, that such activities do not materially interfere with the performance of the Executive’s services, either directly or indirectly, or conflict with Section 6.
     (iii) The Executive warrants and represents to the Company that, to the best of Executive’s knowledge and belief, the Executive is not subject to any employment, consulting or services agreement, or any restrictive covenants or agreements of any type, including, without limitation, any non-solicit and/or non-compete agreements, which would prohibit the Executive from properly carrying out the Executive’s duties as described under the terms of this Agreement.
     (b) Base Salary. The Company shall pay the Executive a Base Salary at the annual rate of Five Hundred Twenty-Five Thousand Dollars ($525,000), payable in regular installments in accordance with the Company’s usual payroll practices. The Executive shall be entitled to such increases in the base salary, if any, as may be determined from time to time by the Board. At no time, shall Executive’s Base Salary be less than Five Hundred Twenty-Five Thousand Dollars ($525,000).
     (c) Bonus Incentives. The Executive shall be entitled to participate in such long-term cash and equity incentive plans and programs of the Company, and effective for 2014 and later calendar years, in such annual incentive plans, as are generally provided to the senior executives of the Company as determined by the Board from time to time. With respect to the 2011 through 2013 calendar years only, and in lieu of any annual cash incentive plan for which Executive would otherwise be entitled during such period, the Executive shall receive a cash bonus equal to 0.6% of the Company’s pre-tax income (i.e., the Company’s net revenues determined on a consolidated basis, also known as earnings before taxes) (the “Cash Bonus”) if the Company’s pre-tax income thresholds with respect to the relevant year as set forth on Exhibit A are met. Notwithstanding the foregoing, the maximum Cash Bonus payable with respect to any year shall not exceed an amount equal to three times (3x) Executive’s Base Salary as in effect on the last day of such year. Such Cash Bonus shall be paid no earlier than January 1 and no later than March 15th of the calendar year following the calendar year in which it was earned. The Executive shall be entitled to the Cash Bonus so long as the Executive was employed on December 31st of the calendar year in which the Cash Bonus was earned. The provisions of this subsection (c) regarding the Cash Bonus shall be considered a material provision of this Agreement.
     (d) Employee Benefits. The Executive shall be entitled to participate in the Company’s employee benefit plans as in effect from time to time on the same basis as those benefits are generally made available to other salaried employees of the Company.
     (e) Business Expenses. The reasonable business expenses incurred by the Executive in the performance of the Executive’s duties hereunder shall be reimbursed by the Company in accordance with the Company policies. Any reimbursements by the Company to the Executive of any eligible expenses under this Agreement that are not excludable from the Executive’s income for Federal income tax purposes (the “Taxable Reimbursements”) shall be made by no later than the earlier of the date on which they would be paid under the Company’s normal policies and the last day of the taxable year of the Executive following the year in which the expense was incurred. The amount of any Taxable Reimbursements during any taxable year of the Executive shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year of the Executive (except for any life-term or other aggregate limitation applicable to medical expenses). The right to Taxable Reimbursement shall not be subject to liquidation or exchange for another benefit.
     4. Termination of Employment. The Executive’s employment with the Company will terminate during the term of the Agreement, and this Agreement will terminate on the date of such termination, as follows:
     (a) Death. The Executive’s employment will terminate upon the Executive’s death.
     (b) Disability. If the Executive is Disabled, and if within thirty (30) days after the Company notifies the Executive in writing that it intends to terminate the Executive’s employment, the Executive shall not have returned to the performance of the Executive’s duties hereunder on a full-time basis, the Company may terminate the Executive’s employment, effective immediately following the end of such thirty-day period.
     (c) By Company. The Company may terminate the Executive’s employment with or without Cause (other than as a result of Disability which is governed by subsection (b)). If the termination is without Cause, the Executive’s employment will terminate on the date specified in the written notice of termination. If the termination is for Cause, then the Executive’s employment will terminate on the date that the all of the conditions set forth in Section 2(e) have been satisfied. Unless otherwise directed by the Company, from and after the date of the written notice of proposed termination, the Executive shall be immediately relieved of his or her duties and responsibilities and shall be considered to be on a paid leave of absence pending any final action by the Board confirming such proposed termination.
     (d) By Executive. The Executive may terminate his or her employment with the Company for or without Good Reason by providing written notice of termination to the Company as follows:
     (i) If the Executive is alleging a termination for Good Reason, the Executive must provide written notice to the Company specifying in reasonable detail the existence of the condition constituting Good Reason (or the cumulative conditions constituting Good Reason) within ninety (90) days of the existence of such condition (or the existence of the final condition that, on a cumulative basis, results in Good Reason), and the Company must have a period of at least ten (10) days (the “Cure Period”) following receipt of such notice to cure such condition. If such condition is not cured by the Company within such ten (10)day period, the Executive’s termination of employment from the Company shall be effective on the date immediately following the end of such cure period, unless the Executive elects to rescind his or her notice of termination prior to the end of such ten (10)day period, in which case the Executive shall be deemed to waive his or her right to terminate employment for Good Reason with respect to such specific condition. If such condition is cured by the Company within such ten (10)day period, the Executive may rescind such notice of termination by providing written notice thereof to the Company prior to the five (5)day period following the Cure Period; provided that if the Executive does not timely rescind such notice of termination, then the Executive’s termination will be deemed to be without Good Reason.
     (ii) If the Executive is not alleging a termination for Good Reason, the Executive must provide written notice to the Company at least thirty (30) days prior to the effective date of such termination.
     5. Payments upon Termination.
     (a) Entitlement to Severance. Subject to the other terms and conditions of this Agreement, the Executive shall be entitled to the Accrued Benefits, and to the Severance Payment described in subsection (c), in either of the following circumstances while this Agreement is in effect:
     (i) The Executive’s employment is terminated by the Company without Cause (except in the case of death or Disability); or
     (ii) The Executive terminates his or her employment for Good Reason.
If the Executive dies after receiving a notice by the Company that the Executive is being terminated without Cause, or after providing notice of termination for Good Reason, then the Executive’s estate, heirs and beneficiaries shall be entitled to the Accrued Benefits and the severance benefits described in subsection (c) at the same time such amounts would have been paid or benefits provided to the Executive had he or she lived.
     (b) General Release Requirement. As an additional prerequisite for receipt of the severance benefits described in subsection (c), the Executive must execute, deliver to the Company, and not revoke (to the extent the Executive is allowed to do so) a General Release within forty-five (45) days of the date of the Executive’s Termination of Employment.
     (c) Severance Benefit; Timing and Form of Payment.
     (i) Subject to the limitations imposed by paragraph (ii) hereof and Section 5, if the Executive is entitled to the Severance Payment, then the Company shall pay the Executive the Severance Payment in equal installments in accordance with the Company’s usual payroll practices during the Severance Period starting forty-six (46) days following the Executive’s Separation from Service.

     (ii) Notwithstanding the foregoing, if the Executive is considered a “specified employee” within the meaning of Code Section 409A as of the date of his Separation from Service, then any installment payments that would have been paid during first six months following the Executive’s Separation from Service shall be delayed and paid in a single sum (without interest thereon) on the first day of the seventh month following the Executive’s Separation from Service. Thereafter, payment of the Severance Payment shall continue pursuant to the payment scheduled described in paragraph (i).
This paragraph (ii) shall not apply, however, if on the date of the Executive’s Separation from Service, the Executive is either not considered a “specified employee” within the meaning of Code Section 409A or the Company is not considered a public company within the meaning of Code Section 409A.
     (d) Other Termination of Employment. If the Executive’s employment terminates for any reason other than those described in subsection (a), the Executive (or the Executive’s estate in the event of his or her death), shall be entitled to receive only the Accrued Benefits.
     6. Limitations on Severance Payment and Other Payments or Benefits.
     (a) Limitation on Payments. Notwithstanding any provision of this Agreement, if any portion of the Severance Payment or any other payment under this Agreement, or under any other agreement with the Executive or plan of the Company or its affiliates (in the aggregate, “Total Payments”), would constitute an “excess parachute payment” and would, but for this Section 6, result in the imposition on the Executive of an excise tax under Code Section 4999, then the Total Payments to be made to the Executive shall either be (i) delivered in full, or (ii) delivered in such amount so that no portion of such Total Payment would be subject to the Excise Tax, whichever of the foregoing results in the receipt by the Executive of the greatest benefit on an after-tax basis (taking into account the applicable federal, state and local income taxes and the Excise Tax).
     (b) Determination of Limit. Within forty (40) days following a termination of employment or notice by one party to the other of its belief that there is a payment or benefit due the Executive that will result in an excess parachute payment, the Executive and the Company, at the Company’s expense, shall obtain the opinion (which need not be unqualified) of a nationally recognized tax counsel (“National Tax Counsel”) selected by the Company (which may be regular outside counsel to the Company), which opinion sets forth (i) the amount of the Base Period Income (as defined below), (ii) the amount and present value of the Total Payments, (iii) the amount and present value of any excess parachute payments determined without regard to any reduction of Total Payments pursuant to subsection (a), and (iv) the net after-tax proceeds to the Executive, taking into account the tax imposed under Code Section 4999 if (x) the Total Payments were reduced in accordance with subsection (a) or (y) the Total Payments were not so reduced. The opinion of National Tax Counsel shall be addressed to the Company and the Executive and shall be binding upon the Company and the Executive. If such National Tax Counsel opinion determines that subsection (a)(ii) above applies, then the Termination Payment hereunder or any other payment or benefit determined by such counsel to be includable in Total Payments shall be reduced or eliminated so that under the bases of calculations set forth in such opinion there will be no excess parachute payment. In such event, payments or benefits included in the Total Payments shall be reduced or eliminated by applying the following principles, in order: (1) the payment or benefit with the higher ratio of the parachute payment value to present economic value (determined using reasonable actuarial assumptions) shall be reduced or eliminated before a payment or benefit with a lower ratio; (2) the payment or benefit with the later possible payment date shall be reduced or eliminated before a payment or benefit with an earlier payment date; and (3) cash payments shall be reduced prior to non-cash benefits; provided that if the foregoing order of reduction or elimination would violate Code Section 409A, then the reduction shall be made pro rata among the payments or benefits included in the Termination Payments (on the basis of the relative present value of the parachute payments).
     (c) Definitions and Assumptions. For purposes of this Agreement: (i) the terms “excess parachute payment” and “parachute payments” shall have the meanings assigned to them in Code Section 280G and such “parachute payments” shall be valued as provided therein; (ii) present value shall be calculated in accordance with Code Section 280G(d)(4); (iii) the term “Base Period Income” means an amount equal to the Executive’s “annualized includible compensation for the base period” as defined in Code Section 280G(d)(1); (iv) for purposes of the opinion of National Tax Counsel, the value of any noncash benefits or any deferred payment or benefit shall be determined by the Company’s independent auditors in accordance with the principles of Code Sections 280G(d)(3) and (4), which determination shall be evidenced in a certificate of such auditors addressed to the Company and the Executive; and (v) the Executive shall be deemed to pay federal income tax and employment taxes at the highest marginal rate of federal income and employment taxation, and state and local income taxes at the highest marginal rate of taxation in the state or locality of the Executive’s domicile (determined in both cases in the calendar year in which the termination of employment or notice described in subsection (b) above is given, whichever is earlier), net of the maximum reduction in federal income taxes that may be obtained from the deduction of such state and local taxes.
     (d) Reasonableness of Compensation. If such National Tax Counsel so requests in connection with the opinion required by this Section 6, the Executive and the Company shall obtain, at the Company’s expense, and the National Tax Counsel may rely on, the advice of a firm of recognized executive compensation consultants as to the reasonableness of any item of compensation to be received by the Executive solely with respect to its status under Code Section 280G.
     (e) Indemnification. The Company agrees to bear all costs associated with, and to indemnify and hold harmless, the National Tax Counsel of and from any and all claims, damages, and expenses resulting from or relating to its determinations pursuant to this Section 6, except for claims, damages or expenses resulting from the gross negligence or willful misconduct of such firm.

     (f) Changes to Code Section. This Section 6 shall be amended to comply with any amendment or successor provision to Sections 280G or 4999 of the Code. If such provisions are repealed without successor, then this Section 5 shall be cancelled without further effect.
     7. Covenants by the Executive.
     (a) Confidential Information. All Confidential Information shall be deemed to have been received by the Executive as an employee of the Company. During the term of Executive’s employment, Executive will not directly or indirectly use or disclose any Confidential Information or trade secret (as defined under applicable law) of the Company except in the interest and for the benefit of the Company. After the end, for whatever reason, of Executive’s employment with the Company, Executive will not directly or indirectly use or disclose any trade secret of the Company. If Executive is entitled to the Severance Payment hereunder, then for the Severance Period beginning on the date of the Executive’s termination, Executive will not directly or indirectly (i) disclose any Confidential Information to any person or entity, (ii) use any Confidential Information for any purpose, (iii) duplicate any Confidential Information for any purpose or (iv) remove any Confidential Information from the facilities or premises of the Company for any purpose, except to the extent such action is for the exclusive benefit of the Company, as applicable, and as it or they may direct or is necessary to fulfill the Executive’s continuing duties as an employee of or consultant to the Company. Notwithstanding the foregoing, the Executive may disclose Confidential Information at such times, in such manner and to the extent such disclosure is required by court order or lawful non-collusive subpoena, provided that the Executive (x) provides the Company with prior ten (10) day written notice of such anticipated disclosure so as to permit the affected Company to seek a protective order or other appropriate remedy, (y) limits such disclosure to what is strictly required and (z) attempts to preserve the confidentiality of any such Confidential Information so disclosed.
     (b) Return of Property. All memoranda, notes, records, papers, tapes, disks, programs or other property of any nature whatsoever and all copies thereof relating to the operations or business of the Company, some of which may be prepared by the Executive, and all objects associated therewith in any way obtained by him shall be, unless otherwise agreed to in writing, the sole property of the Company. Upon his or her termination of employment, the Executive shall deliver to the Company all of the aforementioned documents and objects, if any, that may be in his or her possession, and cooperate with the Company to destroy and/or delete any electronically stored copies of the aforementioned documents and objects, if any, at any time at the request of the Company.
     (c) Noncompetition. During the term of the Executive’s employment with the Company, and if Executive is entitled to the Severance Payment then for the Severance Period beginning on the date of the Executive’s termination of employment from the Company, the Executive shall not directly or indirectly, without the prior written consent of the Board:

     (i) own or control, whether as a shareholder (other than a less than five percent (5%) shareholder in a corporation or other entity whose securities are traded on a recognized stock exchange or traded on the over the counter market), member, partner, director or otherwise, or manage, operate, be employed or compensated by, or consult with (whether or not compensated), whether as an officer, executive, consultant or otherwise, any Competing Organization, in any capacity where the Executive’s knowledge of Confidential Information or involvement with or knowledge of relationships with customers of the Company would be useful or beneficial, or where the goodwill of the Company would be considered useful or beneficial to such Competing Organization or would be affected; or
     (ii) undertake any action, on behalf of any Competing Organization relating to the sale or marketing of products or services that compete with products or services researched, developed, designed, manufactured, assembled, produced, marketed, distributed, sold, repaired or provided by the Company, or, to the extent the Executive has or receives notice or knowledge of such plans, within the active research, development, expansion or business plans of the Company, to any customers or prospective customers of the Company which the Executive had knowledge, or with respect to which the Executive obtained Confidential Information, or with whom the Executive had personal contact or communications in his capacity as an employee of the Company, at any time during his period of employment with the Company.
     (d) Nonsolicitation. During the Executive’s employment with the Company, and if Executive is entitled to the Severance Payment then for the Severance Period beginning on the date of the Executive’s termination of employment from the Company, the Executive shall not directly or indirectly, without the prior written consent of the Company, solicit, induce or otherwise offer employment or engagement as an independent contractor to, or engage in discussions regarding employment or engagement as an independent contractor with, any person who served as an employee, commissioned salesperson or consultant of, or who performed similar services for, the Company during the Executive’s employment with the Company prior to or during the Executive’s period of employment, unless such person has been separated from his or her employment, engagement or other relationship with the Company for a period of six (6) consecutive months.
     (e) Nonsolicitation of Clients and Vendors. During the Executive’s employment with the Company and if Executive is entitled to the Severance Payment then for the Severance Period beginning on the date of the Executive’s termination of employment from the Company, the Executive shall not directly or indirectly, without the prior written consent of the Company, solicit any existing client of the Company (at the time of the Executive’s termination of employment) to terminate and/or cancel the client’s relationship with the Company. Further, during the Executive’s employment with the Company and if Executive is entitled to the Severance Payment then for the Severance Period beginning on the date of the Executive’s termination of employment from the Company, the Executive shall not directly or indirectly, without the prior written consent of the Company, solicit any existing vendor of the Company (at the time of the Executive’s termination of employment) to terminate and/or cancel the vendor’s relationship with the Company.
     (f) Remedies Not Exclusive. In the event that either the Company or the Executive breaches any terms of this Agreement, the Company and Executive acknowledge and agree that said breach may result in immediate and irreparable harm and that damages, if any, and remedies of law for such breach may be inadequate and indeterminable. The Company or the Executive, shall therefore be entitled (in addition to and without limiting any other remedies that may be sought under this Agreement or otherwise at law or in equity) to seek from any court of competent jurisdiction equitable relief by way of temporary or permanent injunction and without being required to post a bond, and for such further relief as the court may deem just or proper in law or equity. Further, in the event of litigation related to or arising under this Agreement, and subject to Sections 8 and 9 of this Agreement, the prevailing party shall recover from the other his/its attorneys fees and costs and other expenses in adjudicating and/or enforcing his/its rights under this Agreement (including any appeals) .
     (g) Severability of Provisions. If any restriction, limitation, or provision of this Section 7 is deemed to be unreasonable, onerous, or unduly restrictive by a court of competent jurisdiction, it shall not be stricken in its entirety and held totally void and unenforceable, but shall remain effective to the maximum extent possible within the bounds of the law. If any phrase, clause or provision of this Section 7 is declared invalid or unenforceable by a court of competent jurisdiction, such phrase, clause, or provision shall be deemed severed from this Section 7, but will not affect any other provision of this Section 7, which shall otherwise remain in full force and effect. The provisions of this Section 7 are each declared to be separate and distinct covenants by the Executive.
     (h) Payment by Company. If the Executive is not entitled to the Severance Payment hereunder, the Company may elect to pay the Executive such Severance Payment at the times otherwise contemplated herein, and in such event the Executive will be bound by the covenants contained herein for so long as the Company makes such payments; provided that the Executive’s compliance with Section 7(b) is not conditioned on the Executive’s receipt of the Severance Payment. If the Company ceases to make any Severance Payments under this subsection (g), the Executive shall cease to be obligated to comply with the covenants contained in this Section 7 (other than Section 7(b)); provided that in all cases, Executive shall continue to be prohibited from directly or indirectly using or disclosing any trade secret of the Company.
     8. Indemnification. With respect to the Executive’s acts or failures to act during his or her employment in his or her capacity as an officer, employee or agent of the Company or any of its affiliates, the Executive shall be entitled to indemnification from the Company, and to liability insurance coverage (if any) on the same basis as other officers of the Company. Executive shall be fully indemnified by Company, and Company shall pay Executive’s related expenses (including attorneys’ fees and expert costs) when and as incurred, all to the fullest extent permitted by law. Notwithstanding the foregoing, Executive shall not be entitled to any indemnification if a final judgment or other final adjudication establishes that any act or omission of Executive was material to the cause of action so adjudicated and that such act or omission constituted: (a) a criminal violation, unless Executive had reasonable cause to believe that Executive’s conduct was lawful or had no reasonable cause to believe that such conduct was unlawful, (b) a transaction from which Executive personally derived an improper financial benefit that was not disclosed to the Company, or (c) willful misconduct or a conscious and reckless disregard for the best interests of the Company. In addition, if the Executive is adjudged not entitled to indemnification, then he shall repay to the Company the aggregate of all expenses paid by the Company on his behalf under this Section 8 with respect to the act or omission for which indemnification is not available. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction or plea of nolo contendre or its equivalent, shall not of itself, create a presumption that the Executive had no reasonable cause to believe that his conduct was lawful. The indemnification provided in this Section shall not be deemed exclusive and shall be in addition to any other indemnification rights and/or remedies to which the Executive might be entitled to under the law, another agreement or otherwise.
     9. Reimbursement and Advancement of Fees. The Company agrees to pay, to the fullest extent permitted by law, all legal fees and expenses which the Executive may incur as a result of any action, suit, or proceeding (regardless of the outcome thereof) by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment due pursuant to this Agreement), plus in each case interest on any delayed payment at the Prime Rate, compounded quarterly. Any legal fees and expenses incurred by the Executive shall be paid by the Company in advance of the final disposition of any such suit, action or proceeding. The advancement of legal fees and expenses must be timely paid by the Company directly to the Executive’s attorneys or other vendors within thirty (30) days of having received an invoice from an attorney or vendor and shall be based on the following conditions:
     (a) The Company will not be provided with detailed invoices regarding the legal fees and expenses incurred by the Executive. With respect to legal fees, any invoice provided to the Company will only include the number of hours worked by each attorney, the hourly billable rate for each attorney and a general description of the work being performed during each month. With respect to vendors, including but not limited to experts, the Company shall not be entitled to the names of any vendor but only a general description of the work being performed by the vendor during each month. Any invoices submitted to the Company will not include any information that the Executive’s attorneys consider in their sole discretion to be confidential, including but not limited to information protected by the attorney-client privilege and/or the work product privilege. The Company agrees that any information provided by the Executive regarding legal fees and expenses shall be kept strictly confidential and shall not be disclosed without the Executive’s written consent;
     (b) The Executive will be entitled to receive advances until the Executive has exhausted every right to appeal. The Company will be required to pay the full expenses associated with “fees on fees” in the event the Executive is required to enforce the indemnification rights contained in Sections 8 and 9 of this Agreement;

     (c) The indemnification and advancement obligations contained within Sections 8 and 9 shall apply to any civil, administrative, or criminal suit, action or proceeding, regardless of whether such suit, action or proceeding occurs in a court, administrative, or arbitral forum; and
     (d) The advancement obligations shall apply even if the Company institutes a suit, action or proceeding against the Executive, including but not limited to any shareholders’ derivative action.
If the Company is the prevailing party, then the Executive must repay the Company the aggregate of all expenses advanced or reimbursed by the Company on his behalf under this Section 9.
     10. Compliance with Code Section 409A.
     (a) The Company and the Executive intend the terms of this Agreement to be in compliance with Code Section 409A. The Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit, including but not limited to consequences related to Code Section 409A. To the maximum extent permissible, any ambiguous terms of this Agreement shall be interpreted in a manner that avoids a violation of Code Section 409A.
     (b) If the Executive believes he or she is entitled to a payment or benefit pursuant to the terms of this Agreement that was not timely paid or provided, and such payment or benefit is considered deferred compensation subject to the requirements of Code Section 409A, the Executive acknowledges that to avoid an additional tax on such payment or benefit pursuant to the provisions of Code Section 409A, the Executive must make a reasonable, good faith effort to collect such payment or benefit no later than ninety (90) days after the latest date upon which the payment could have been timely made or benefit timely provided without violating Code Section 409A, and if not paid or provided, must take further enforcement measures within one hundred eighty (180) days after such latest date.
     (c) Neither the Company nor the Executive, individually or in combination, may accelerate any payment or benefit that is subject to Code Section 409A, except in compliance with Code Section 409A and the provisions of this Agreement, and no amount that is subject to Code Section 409A shall be paid prior to the earliest date on which it may be paid without violating Code Section 409A.
     (d) For purposes of applying the provisions of Section Code 409A to this Agreement, each separately identified amount to which the Executive is entitled under this Agreement shall be treated as a separate payment. In addition, to the extent permissible under Code Section 409A, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

     11. Withholding. The Company shall be entitled to withhold from amounts to be paid to the Executive hereunder any federal, state or local withholding or other taxes or charges which it is from time to time required to withhold; provided that the amount so withheld shall not exceed the minimum amount required to be withheld by law unless otherwise elected by the Executive in writing. In addition, if prior to the date of payment of the Severance Payment, the Federal Insurance Contributions Act (FICA) tax imposed under Sections 3101, 3121(a) and 3121(v)(2) of the Code, where applicable, becomes due with respect to such payment, the Company may provide for an immediate payment of the amount needed to pay the Executive’s portion of such tax (plus an amount equal to the taxes that will be due on such amount) and the Executive’s Severance Payment shall be reduced accordingly. The Company shall be entitled to rely on an opinion of the National Tax Counsel if any question as to the amount or requirement of any such withholding shall arise.
     12. Notice. Any notice, request, demand or other communication required or permitted herein will be deemed to be properly given when personally served in writing or when deposited in the United States mail, postage prepaid, addressed to the Executive at his or her latest home address on file with the Company and to the Company addressed to its headquarters with attention to the Chief Executive Officer of the Company and the General Counsel of the Company. Either party may change its address by written notice in accordance with this section.
     13. No Set Off; No Mitigation. The Company’s obligation to pay the Executive the amounts and to provide the benefits hereunder shall not be subject to set-off, counterclaim or recoupment of amounts owed by the Executive to the Company. Further, the Executive shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment or otherwise.
     14. Benefit of Agreement. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective executors, administrators, successors and assigns. If Company sells, assigns or transfers all or substantially all of its business and assets to any person or if the Company merges into or consolidates or otherwise combines (where the Company does not survive such combination) with any person (any such event, a “Sale of Business”), then the Company shall assign all of its right, title and interest in this Agreement as of the date of such event to such person, and the Company shall cause such person, by written agreement in form and substance reasonably satisfactory to the Executive, to expressly assume and agree to perform from and after the date of such assignment all of the terms, conditions and provisions imposed by this Agreement upon the Company. The assignment of this Agreement to, and the Executive’s employment by, such person shall not constitute a termination of employment hereunder. Failure of the Company to obtain such agreement as of the effective date of such Sale of Business shall be a breach of this Agreement constituting “Good Reason” hereunder. In case of such assignment by the Company and of assumption and agreement by such person, as used in this Agreement, the “Company” shall thereafter mean the person which executes and delivers the agreement provided for in this Section 14 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law, and this Agreement shall inure to the benefit of, and be enforceable by, such person. The Executive shall, in his or her discretion, be entitled to proceed against any or all of such persons, any person which theretofore was such a successor to the Company, and the Company (as originally defined herein) in any action to enforce any rights of the Executive hereunder. Except as provided in this

Section 14, this Agreement shall not be assignable by the Company. This Agreement shall not be terminated by the voluntary or involuntary dissolution of the Company.
     15. Survival. The provisions of Sections 5 through 21 shall survive the termination of this Agreement to the extent necessary to enforce the rights and obligations described therein.
     16. Applicable Law, Exclusive Venue and Jurisdiction. This Agreement is to be governed by and construed under the laws of the State of Florida without resort to Florida’s choice of law rules. Each party hereby agrees that the forum and exclusive venue for any legal or equitable action or proceeding arising out of, or in connection with, this Agreement will lie in the appropriate federal or state courts in Palm Beach County, Florida , and specifically waives any and all objections to personal jurisdiction and venue.
     17. Captions and Section Headings. Captions and section headings used herein are for convenience only and are not a part of this Agreement and will not be used in construing it.
     18. Invalid Provisions. Subject to Section 7(f), should any provision of this Agreement for any reason be declared invalid, void, or unenforceable by a court of competent jurisdiction, the validity and binding effect of any remaining portion will not be affected, and the remaining portions of this Agreement will remain in full force and effect as if this Agreement had been executed with said provision eliminated.
     19. No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.
     20. Application of Company’s Recoupment Policy. Notwithstanding anything herein to the contrary, all performance-based compensation payments made to Executive hereunder are subject to recoupment by the Company pursuant to the recoupment policy approved by the Board, as it may be amended from time to time.
     21. Entire Agreement. This Agreement contains the entire agreement of the parties with respect to the subject matter of this Agreement except where other agreements are specifically noted, adopted, or incorporated by reference. This Agreement otherwise supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of the Executive by the Company, and all such agreements shall be void and of no effect. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement will be valid or binding.
     22. Modification. This Agreement may not be modified or amended by oral agreement, but only by an agreement in writing signed by both the Company and the Executive.

     23. Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
[signatures appear on following page]

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

EXECUTIVE
/s/ Antony Mitchell
Antony Mitchell

IMPERIAL HOLDINGS, LLC
By:	/s/ Jonathan L. Neuman
	Name:	Jonathan L. Neuman
	Title:	President

EXHIBIT A
1.	For the Company’s fiscal year ending December 31, 2011, the threshold is $60,000,000 pre-tax income (i.e., the Company’s net revenues determined on a consolidated basis, also known as earnings before taxes).
2.	For the Company’s fiscal year ending December 31, 2012, the threshold is $67,500,000 pre-tax income (i.e., the Company’s net revenues determined on a consolidated basis, also known as earnings before taxes).
3.	For the Company’s fiscal year ending December 31, 2013, the threshold is $75,000,000 pre-tax income (i.e., the Company’s net revenues determined on a consolidated basis, also known as earnings before taxes).

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